SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE TO-C
            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                          CARDIAC PATHWAYS CORPORATION
                            (Name of Subject Company)

                           ADAM ACQUISITION 2001 INC.
                          BOSTON SCIENTIFIC CORPORATION
                                    (Offeror)
            (Names of Filing Persons (identifying status as offeror,
                            issuer or other person))


                     Common Stock, Par Value $.001 Per Share
                         (Title of Class of Securities)


                                   141408 10 4
                      (CUSIP Number of Class of Securities)


        Lawrence J. Knopf                                Lawrence J. Knopf
 Boston Scientific Corporation                       Adam Acquisition 2001 Inc.
  One Boston Scientific Place                       One Boston Scientific Place
     Natick, MA 01760-1537                             Natick, MA 01760-1537
         (508) 650-8567                                    (508) 650-8567

  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of filing persons)

                                   Copies to:
                               Clare O'Brien, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

                            CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
   Transaction Valuation                           Amount of Filing Fee
--------------------------------------------------------------------------------
       Not Applicable                                 Not Applicable
--------------------------------------------------------------------------------

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:_________________           Filing Party:________________
Form or Registration No.:_______________           Date Filed:__________________

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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

Check the appropriate boxes to designate any transactions to which the statement relates:

|X|  third-party tender offer subject to Rule 14d-1.
|_|  issuer tender offer subject to Rule 13e-4.
|_|  going-private transaction subject to Rule 13e-3.
|_|  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|




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


                                  EXHIBIT INDEX

Exhibit
  No.            Description

99.1             Press Release issued by Boston Scientific Corporation on
                 June 29, 2001.

99.2 Communication by Boston Scientific Corporation to employees on June 29, 2001.


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


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 29, 2001

                                          ADAM ACQUISITION 2001 INC.



                                          By    /s/  Lawrence J. Knopf
                                              ---------------------------------
                                              Name:  Lawrence J. Knopf
                                              Title: Vice President

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 29, 2001

                                           BOSTON SCIENTIFIC CORPORATION



                                           By    /s/ Lawrence J. Knopf
                                               --------------------------------
                                               Name:  Lawrence J. Knopf
                                               Title: Assistant General Counsel